Exhibit 10.1

AVNET

EXECUTIVE

SEVERANCE PLAN

Effective August 10th, 2017

4839-3257-0694.4

i

Avnet Executive Severance Plan

1.	Introduction

The purpose of the Avnet Executive Severance Plan (the “Plan”) is to provide for the payment of severance benefits to designated executives resident in the United States upon a qualifying termination.  Non-U.S. executive severance (if any) will be per the terms of the executive’s employment agreement in the country in which they reside.  References to “Avnet” or the “Company” in this Plan refer to Avnet, Inc.

This plan description describes the features of the Plan and also serves as the official Plan document.  This Plan applies to employees designated as eligible (as described in the Plan Eligibility Section) on or after August 10th, 2017.

This Plan takes the place of any oral or written communication on the subject of severance pay, other than an individual employment agreement, separation agreement or change of control agreement.  If any oral or written representations made by any Avnet representative, other than an individual employment agreement, separation agreement or change of control agreement, conflict or are inconsistent with this Plan, the Plan will control.

This Plan is not intended to create a separate contractual right to employment by Avnet or any affiliate.  Unless you have a written, executed employment agreement with Avnet, your employment is “at will,” which means that your employer may terminate your employment at any time, for any reason or for no reason.

The Avnet Board of Directors has adopted the Plan and delegates the authority to amend, modify, suspend or terminate the Plan to the Company’s Compensation Committee.  The Compensation Committee may amend, modify, suspend or terminate the Plan or the Severance Benefits described in this Plan at any time, with or without notice, and with or without the consent of any active or former employee.

If you have questions about the benefits described in this Plan, please contact the Vice President, Global Compensation & Benefits.

2.	Plan Eligibility

Plan eligibility is limited to “Executives” of Avnet, Inc.

3.	Severance Definitions

“Base Salary Amount” means the Executive’s base salary as determined on a monthly basis at the time of the termination multiplied by twelve (12).

“Executive” means an employee elected to the office of Chief Executive Officer or Senior Vice President of Avnet, Inc. by the Company’s Board of Directors (the “Board”) who is not entitled to severance payments under any other employment, severance or similar plan or agreement.

“Health Care Severance Benefit” means medical, dental and vision coverage under the Company’s health care plans as the Executive had elected prior to the Executive’s termination of employment.

To be eligible for the Health Care Severance Benefit, Executive must timely and properly elect continuation coverage under the applicable health plans pursuant to Section 4980B (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Health Care Severance Benefit shall be for a period of 2 years for the Chief Executive Officer and 1 year for a Senior Vice President.  The Heath Care Severance Benefit period shall run concurrently with the applicable COBRA continuation period and shall not extend the maximum period under which Executive may receive continued group health insurance benefits pursuant to COBRA.    Executive may not elect to receive cash or any other allowance in lieu of any medical, dental or vision coverage provided by the Plan.

“Incentive Payment”  means any annual incentive payments for the performance period in which the Executive’s employment is terminated.  Any Incentive Payment due shall be paid at the end of the performance period, at the time prescribed by the Incentive Plan, or if no time is prescribed, within 90 days following the end of the performance period.  The Incentive Payment will be based on (and subject to) actual achievement of the applicable performance goals and pro-rated if Executive’s employment terminates before the end of the performance period.

“Severance Benefit” means the Severance Benefit provided in Section 5 of the Plan.

4.	Eligibility for Severance Benefit
A.	Eligibility for Severance Benefits. An Executive is eligible for a Severance Benefit if any of the following occur:
a.

Executive Termination For Good Reason.  The Executive is eligible to receive a Severance Benefit in the event that the Executive terminates employment with the Company as the result of an “Adverse Action” without the Executive’s consent.  “Adverse Action” means:

(i)	a material diminution of the Executive’s authorities, duties or responsibilities, including, without limitation, title and reporting relationship;
(ii)	a material change in the geographic location at which the Executive is primarily required to perform services for the Company;
(iii)	a material reduction in the Executive’s base compensation; or
(iv)	any other action or inaction that constitutes a material breach by the Company under its letter agreement setting forth the terms of employment with the Executive;

provided, however, that the Executive shall notify the Company in writing within 90 days of the initial occurrence of the Adverse Action of his/her desire to terminate employment on account of such Adverse Action, and the Company shall have 30 days to remedy the Adverse Action.  If the Company fails to remedy the Adverse Action within 30 days, the Executive shall terminate employment and shall receive a Severance Benefit.

b.

Company Termination Without Cause.  If the Executive’s employment is terminated by the Company for a reason other than “Cause,” “Death” or “Disability” (as each term is defined below), the Company shall provide to Executive written notice of the termination and shall provide  a Severance Benefit.

A.	Circumstances Resulting in Ineligibility for a Severance Benefit. The Executive is not eligible for a Severance Benefit under the Plan if any of the following occur:
a.

Executive Voluntary Termination.  An Executive’s voluntary termination shall not be deemed a qualifying termination under this Plan, and does not qualify for a Severance Benefit.  The Company shall pay to Executive any accrued and unpaid base salary due, for service through the date of termination, within the time prescribed by applicable law and no later than thirty (30) days thereafter.  Executive also shall receive a pro-rated Incentive Payment for the performance period in which the Executive’s employment is terminated, unless the applicable Incentive Plan provides to the contrary.  Any Incentive Payment due shall be paid at the end of the performance period, at the time prescribed by the Incentive Plan, or if no time is prescribed, within 90 days following the end of the performance period.  The Incentive Payment will be based on (and subject to) actual achievement of the applicable performance goals and pro-rated if Executive’s employment terminates before the end of the performance period.

b.

Death of Executive.  In the event of the death of Executive, the Executive shall not qualify for a Severance Benefit.  If the Executive dies while employed, the Company shall pay to Executive’s legal representative as soon as practicable all accrued and unpaid base salary due, for service through the date of death and a pro-rated portion of the Incentive Payment for the performance period in which Executive’s death occurs.  Such amounts shall be paid within thirty (30) days after Executive’s death, on a date determined by the Company; provided, however, that any pro-rated Incentive Payment shall be paid at the end of the performance period, at the time prescribed by the applicable incentive plan, based on (and subject to) actual achievement of the applicable performance goals.

c.

Disability of Executive.  If the Executive becomes Disabled (as defined below) and the Executive’s employment terminates, the Executive shall not qualify for a Severance Benefit.  In the alternative to a Severance Benefit, Executive shall be entitled to any disability benefits payable under Company-sponsored disability benefit plans made available to Company employees generally, subject to the terms of those plans.  Executive shall be entitled to a pro-rated Incentive Payment for the performance period in which his/her employment terminates; such Incentive Payment shall be paid at the end of the performance period, at the time prescribed by the relevant incentive plan, based on (and subject to) actual achievement of the applicable performance goals.    “Disabled” and “Disability” shall mean that Executive has been totally disabled by injury or illness, mental or physical, as a result of which Executive is prevented from further performance of his or her duties, and that such disability is likely to be permanent and continuous during the remainder of Executive’s life.  In the event of a dispute over whether Executive has become Disabled, such dispute shall be resolved through arbitration under American Arbitration Association rules, in Phoenix, Arizona.

d.

Company Termination With Cause.  If the Executive’s employment is terminated by the Company for “Cause,” the Executive shall not qualify for a Severance Benefit.  The Company shall pay to Executive any salary due, for service through the date of termination, within the time prescribed by applicable law and no later than thirty (30) days thereafter, and Executive shall forfeit any right to receive Incentive Payment or a bonus.  For purposes of this Plan, “Cause” means, but is not limited to, Executive’s gross misconduct, habitual neglect or wanton disregard of his or her duties, or conviction of any criminal act as determined by the Company’s Chief Executive Officer or, in the case of the Chief Executive Officer, the Company’s Board of Directors.

e.

Retirement.  Executive’s termination of employment under this Plan by reason of retirement shall be treated as a voluntary termination by Executive pursuant to, and subject to the requirements of, Section 4(B)(a) above.

5.	Amount of Severance Benefit

The Severance Benefit is the amount described in the chart below based on the Executive’s position with the Company at the time of the Executive’s termination of employment.  The Base Salary Amount shall be paid in a lump sum within sixty (60) days following the Executive’s termination of employment.  The Severance Benefit is contingent on the Executive executing and not revoking the Release called by for Section 9.

Position	Severance Benefit
Chief Executive Officer	2.0 times Base Salary Amount, plus the Health Care Severance Benefit, plus the Incentive Payment.
Senior Vice President	1.0 times Base Salary Amount, plus the Health Care Severance Benefit, plus the Incentive Payment.

6.	Section 409A and Cash in Lieu of Benefits
A.

Intent to Comply With Section 409A.    This Plan shall be administered in accordance with Section 409A of the Code, or an exception thereto, and each provision of the Plan shall be interpreted, to the extent possible, to comply with Section 409A of the Code or an exception thereto.

B.	Separation From Service. Except as otherwise expressly provided, references in this Plan to Executive’s termination of employment, termination date, and similar terms related to Executive’s termination of employment or separation from service shall refer to the date of Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, as determined by the Company.

C.

Six-Month Delay Rule.  If, as of Executive’s termination date, Executive is a “specified employee” (as determined by the Company in accordance with its guidelines established pursuant to Treas. Reg. § 1.409A-1(i)), any amount payable to Executive upon or by reason of his/her termination of employment (including expense reimbursements and in-kind benefits that are includible in income) shall be subject to the six (6) month delay required by Section 409A(a)(2)(B)(i) of the Code; provided, however, that such six (6) month delay shall not be required with respect to any payment that the Company determines is not subject to Section 409A by reason of the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treas. Reg. § 1.409A-1(b)(9)(iii), or any other exemption.  If payment of any amount is delayed by reason of this six (6) month delay, such amount shall be paid with interest on the Company’s first pay date for the seventh (7th) month that starts after Executive’s termination date (or, if earlier, within 90 days after Executive’s death).  Except as otherwise provided in a governing document for an applicable benefit plan, program, or other arrangement, interest shall be calculated using the prime rate of interest in effect at Bank of America, N.A. (or another bank designated by the Company that is one of its principal banks) on Executive’s termination date.

D.

Installments Treated as Separate Payments.  For purposes of Section 409A of the Code, except as otherwise expressly provided, each installment of payments and benefits due under this Plan shall be treated as a separate payment.

E.

Payment Date.  To the extent that any payment under this Plan may be made during a payment window, the date of payment shall be determined by the Company, in its sole discretion, and not by Executive or any other individual entitled to receive the payment.  If the Release consideration period plus any applicable revocation period spans two calendar years, any Severance Benefits that are subject to Section 409A shall be paid in the second calendar year.  No Executive has any right to make any election regarding the time or form of any payment due under this Plan.

F.

Expense Reimbursements and In-Kind Benefits.  To the extent that any expense reimbursement or in-kind benefit is subject to Section 409A (e.g., the expense reimbursement is includible in income and is not required to be paid by the end of the “applicable 2½-month period” described in Treas. Reg. § 1.409A-1(b)(4)(i)(A)), such reimbursement or benefit shall be subject to the conditions set forth in Treas. Reg. § 1.409A-3(i)(1)(iv).  Accordingly:

a.

The amount of such expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year;

b.	The reimbursement of each such expense shall be paid no later than the last day of Executive’s taxable year next following the taxable year in which the expense was incurred; and
c.	The right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
G.

Limited Indemnity for Company Error.  If (and only if) Executive becomes subject to adverse tax consequences under Section 409A of the Code as a result of (a) the Company’s failure to administer this Plan in accordance with its terms; (b) the Company’s failure to administer any “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) other than this Plan in accordance with its terms or the requirements of Section 409A; or (c) the Company’s failure to satisfy the Section 409A document requirements for any nonqualified deferred compensation plan other than this Plan, the Company shall pay to Executive an amount such that after all required income and employment tax withholding, the net amount paid to Executive is equal to the tax imposed under Section 409A of the Code as a result of the applicable error.  Such amount shall be calculated by a certified public accounting firm selected and paid by the Company (the “Accounting Firm”), and shall be paid no later than the last day of Executive’s taxable year next following the taxable year in which Executive remits the applicable taxes to the U.S. Treasury.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.

7.	Governing Law

This Plan shall be construed, interpreted and governed by the law of the State of Arizona, without giving effect to Arizona principles regarding conflict of laws.  Reference to any provision of the Code or other law shall include all regulations and other guidance of general applicability issued thereunder, and shall be deemed to include any successor provision.

8.	Miscellaneous Provisions
A.

Tax Withholding.  All amounts payable under this Plan are subject to withholding for all federal, state, and local taxes, and all other amounts relating to tax or other payroll deductions, as the Company may reasonably determine should be withheld.  Regardless of the amount withheld, Executive shall be solely responsible for paying all required taxes (other than the Company’s share of employment taxes) on all payments and other compensation (including imputed compensation) and benefits provided under this Plan.

B.	Succession. This Plan shall extend to and be binding upon Executive, the Executive’s legal representatives, heirs, and distributees, and upon the Company, its successors and assigns.
C.	Waiver of Breach. The waiver of breach of any term or condition of this Plan shall not be deemed to constitute a waiver of any other term or condition of this Plan.

D.

Severability.  If any provision of this Plan is held to be invalid, illegal, or unenforceable, such provision shall be reformed to resolve the applicable issue while still achieving the intent of the provision to the maximum extent possible, and no other provision of the Plan shall be affected or impaired in any way.  With respect to any restrictive covenant, it is understood and agreed that if a court of competent jurisdiction or a duly constituted arbitration panel refuses to enforce any part of such restrictive covenant because it is unreasonable (whether as to geographic scope, duration, activity, subject, or otherwise), the unenforceable provision shall not be void but rather shall be deemed reduced or limited to the minimum extent necessary to permit enforcement of the covenant.  For this purpose, the geographic scope, duration, activity, and subject are divisible.

E.	Forfeiture of Certain Parachute Payments.
a.

Notwithstanding any other provision of this Plan, if paragraph b, below, applies, Executive shall forfeit amounts payable to Executive under this Plan to the extent that the Accounting Firm determines is necessary to ensure that Executive is not reasonably likely to receive a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.  The Accounting Firm’s determination shall be conclusive and binding upon the Company and Executive.

b.

This paragraph b shall apply if (and only if) (i) any payment to be made under this Plan is reasonably likely to result in Executive receiving a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and  (ii) Executive’s forfeiture of payments due under this Plan would result in the aggregate after-tax amount that Executive would receive being greater than the aggregate after-tax amount that Executive would receive if there were no such forfeiture.

c.

Neither the Company nor Executive shall have any discretion to determine which payments are forfeited.  The forfeiture shall apply in reverse chronological order—e.g., the last payment in any series of payments shall be forfeited before any part of an earlier payment is forfeited.

F.

Recoupment Policy.  Any payment made to Executive pursuant to this Plan shall be subject to the terms and conditions of the Company’s recoupment or clawback policy, as in effect and amended from time to time, including disgorgement or repayment to the extent required by such policy.

G.	Headings. The headings of the sections and subsections are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.
H.

No Duplication of Benefits.  The right to receive any benefits under this Plan by any Executive is specifically conditioned upon such Executive either waiving or being ineligible for any and all severance benefits under any other employment, change in control, severance, retention or other plan or agreement otherwise available to the Executive.   The Company does not intend to provide any Executive with benefits under both this Plan and benefits under any other employment, severance, retention, change in control or other plan or agreement sponsored by the Company or any affiliate.  The Company may override this provision by expressly stating in the other employment, change in control, severance, retention or other plan or agreement that some or all of the benefits provided by the other employment, change in control, severance retention or other plan or agreement are intended to supplement the benefits provided by this Plan.

9.	Restrictive Covenants and Release

Your right to a Severance Benefit under the Plan is conditioned on your executing a Release that is acceptable to Avnet by the deadline that Avnet establishes, and not revoking the Release. A sample Release appears at the end of this document, beginning on page A-1.  Avnet may require you to sign a Release that is different from the sample.

Your Severance Benefit also is conditioned on you agreeing to certain restrictive covenants that are acceptable to Avnet by the deadline that Avnet establishes.  A sample of the restrictive covenants appear at the end of this Plan, beginning on page B-1.  Avnet may require you to sign this document that is different from the sample.

If you do not sign a Release that is satisfactory to Avnet by the deadline that Avnet establishes, or if you revoke the Release or breach an obligation under the Release or restrictive covenant, your right to a Severance Benefit will be forfeited.  If your Severance Benefit is forfeited after you have received a severance payment, you will be required to repay the amount to Avnet.

10.	Rehire After Receiving Severance Benefits

If you receive a Severance Benefit under the Plan and are rehired before the end of your Severance Period, you must return a prorated portion of your Severance Benefit.  For the Chief Executive Officer, the Severance Period is two years.  For all other Executives, the Severance Period is one year.

11.	Claim and Appeal Procedures and Lawsuits
A.

Filing a Claim.  If you disagree with the amount of your Severance Benefit or how your Severance Benefit was calculated, or you otherwise believe you are entitled to additional benefits under the Plan, you may file a claim in accordance with the procedures below.  Before filing a lawsuit, you must file a claim and appeal by the deadlines set forth in these procedures.

You may authorize someone else to represent you in pursuing your claim and/or appeal; references to “you” and “your” in this section should be read to include any person authorized to represent you.  The Compensation Committee may request reasonable proof of your representative’s authority to act on your behalf.

Your claim must be in writing, identify the specific benefit that you seek, and be filed with the Compensation Committee at the following address:

Compensation Committee

Avnet Executive Severance Plan

2211 S. 47th Street

Phoenix, Arizona  85034

In general, the Compensation Committee will notify you of its decision within 90 days after your claim is received.  If necessary, however, the Compensation Committee may extend the initial 90-day period for up to an additional 90 days.  If the Compensation Committee needs an extension, you will be notified in writing before the end of the initial 90-day period.  Any notice of an extension will explain the reason(s) for the extension and the date by which the Compensation Committee expects to notify you of its decision.

The period for deciding any claim begins when the Compensation Committee receives your claim, even if all of the information needed to resolve the claim is not submitted with that first filing.    However, if the Compensation Committee needs more information to decide your claim, you and the Compensation Committee may agree to extend the time period for making a decision, so that you can provide the additional information.

The Compensation Committee will notify you of its decision in writing or by electronic means. Unless your claim is completely granted, the notice will explain the specific reason(s) that your claim (or part of the claim) was denied and include:

•	References to the Plan provisions on which the decision is based;
•	A description of any additional material or information that you should provide to complete the claim and the reasons this additional material or information is needed;
•	An explanation of the Plan’s claim review procedures, including the relevant time limits; and
•

A  statement that you have a right to bring a lawsuit under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if the claim is denied after it is reviewed on appeal (subject to the restrictions described under “Time Limit for Filing  a Lawsuit,” below).

If the Compensation Committee does not resolve your claim within the time periods described above (including any extensions), you may contact the Compensation Committee to check on the status of your claim, file an appeal in accordance with the procedures that apply if your claim is denied, or bring a lawsuit under ERISA.

B.

Appealing a Denied Claim.  If you wish to appeal a denial of your claim, you must file your request in writing within 60 days after the earlier of (a) the date you receive written notice denying all or part of your claim, or (b) the expiration of the period within which the Compensation Committee is required to render its decision.  You should file your appeal with the Compensation Committee at the address above.

You have the right to review relevant documents regarding the claim and the denial of the claim, and you may submit additional documents or written arguments in support of the appeal.

In general, the Compensation Committee will notify you of its decision on your appeal within 60 days after the request for review is received.  If necessary, however, the Compensation Committee may extend the initial 60-day period for up to an additional 60 days.  If the Compensation Committee needs an extension, the Compensation Committee will notify you in writing before the end of the initial 60-day period.    Any notice of an extension will explain the reason(s) for the extension and the date by which the Compensation Committee expects to notify you of the decision.

The period for deciding an appeal begins when the Compensation Committee receives your claim, even if all of the information needed to review the appeal is not included in that initial filing.    However, if the Compensation Committee cannot decide your appeal because you have not submitted necessary information, the period for the Compensation Committee to decide the appeal will be automatically extended by the amount of time between when the Compensation Committee notifies you that more information is needed and the date when you provide the information (or, if you fail to respond, the date on which the information was due).

The Compensation Committee will notify you of its decision in writing or by electronic means.    Unless your appeal is completely granted, the notice will explain the specific reason(s) that the claim (or part of the claim) was denied and include:

•	References to the Plan provisions on which the decision is based;
•	A statement of your right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; and
•

A  statement that you have a right to bring a lawsuit under ERISA (subject to the restrictions described under “Time Limit for Filing a Lawsuit, below”).  You may not bring a lawsuit unless your appeal has been denied or your claim or appeal is not resolved in a timely fashion.

Except as otherwise required by law, the decision of the Compensation Committee on review of the claim denial is binding on all parties.

C.

Time Limit for Filing a Lawsuit.    Any lawsuit or other action related to the Plan—such as an action to recover additional benefits or to enforce or clarify your rights under the Plan or applicable law—must be filed in a court with jurisdiction by the earlier of (a) 180 days after the Compensation Committee makes its final decision on appeal or (b) two years after the following date:

•	If you seek to recover benefits from the Plan or to clarify your right to benefits under the Plan, the two-year period starts on the earliest of (a) the date when the first benefit payment was actually made, (b) the date the first benefit payment was allegedly due, or (c) the date when Avnet, the Compensation Committee, or the Plan first repudiated its alleged obligation to provide the benefit.  For purposes of this rule, “repudiation” means a communication (which could be oral or in writing) indicating that you are not entitled to the particular benefit.  A  repudiation can be made in the form of a direct communication to you (such as  a response to a claim or other inquiry, or a separation agreement) or a more general communication about the benefits payable under the Plan—for example,  a summary of material modifications.

•

In any other case, the two-year period starts on the earliest date as of which you knew or should have known of the material facts on which your lawsuit or other action is based (without regard to whether you understood the legal theory on which your claim is based).  If this provision applies, you may not file a lawsuit or other action more than six years after (a) the last action on which the action is based, or (b) in the case of an omission, the latest date when the omission could have been cured—even if this six-year period ends before you knew or should have known the facts on which the action is based.

If the two-year period ends while your claim or appeal is still pending with the Compensation Committee, the time limit will be extended until 180 days after the Compensation Committee makes its final decision on appeal.

Dated this 10th day of August, 2017.

AVNET, INC.

By:
Its:

APPENDIX A

Sample Release

(See attached)

A-1

AVNET EXECUTIVE SEVERANCE PLAN

GENERAL RELEASE

RELEASE AND WAIVER

In consideration for the benefits that I will receive under the Avnet Executive Severance Plan (effective August 10th, 2017) (the “Plan”), I and any person acting by, through, under or on behalf of me, release, waive, and forever discharge Avnet, Inc., its subsidiaries and affiliates and all of their respective agents, employees, officers, directors, shareholders, successors, and assigns (the “Company”) from any and all actions, demands, obligations, agreements, or proceedings of any kind, individually or as part of a group action, whether known or unknown, arising out of, or connected with, claims of unlawful discrimination, harassment, or failure to accommodate; the terms and conditions of my employment; my compensation and benefits; and/or my termination of my employment from the Company, including, but not limited to all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses and, without limiting the generality of the foregoing, to all claims arising under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the National Labor Relations Act (NLRA), the Family and Medical Leave Act (FMLA) or any other federal, state, or local law, statute, or ordinance affecting my employment with or separation from the Company.

VOLUNTARY AGREEMENT; ADVICE OF COUNSEL; 21-DAY PERIOD

I acknowledge that:

(a)I have read this document, and I understand its legal and binding effect.  I am acting voluntarily and of my own free will in executing this release.

(b)The consideration for this release is in addition to anything of value to which I already am entitled.

(c)I have had the opportunity to seek, and I am advised in writing to seek, legal counsel prior to signing this release.

(d)I have been given at least 21 days from the date I received this General Release and any attached information to consider the terms of this release before signing it.  I knowingly and voluntarily waive the remainder of the 21-day consideration period, if any, following the date I signed this release below.  I have not been asked by the Company to shorten my time-period for consideration of whether to sign this release.  The Company has not threatened to withdraw or alter the benefits due me prior to the expiration of the 21-day period nor has the Company provided different terms to me because I have decided to sign this release prior to the expiration of the 21-day consideration period.  I understand that having waived some portion of the 21-day consideration period, the Company may expedite the processing of benefits provided to me in exchange for signing this release.

(e)I agree with the Company that changes, whether material or immaterial, do not restart the running of the 21-day consideration period.

(f)I  (i) will have received all compensation due to me as a result of services performed for the Company upon the receipt of the Severance Benefit (as such term is defined in the Plan); (ii) have reported to the Company any and all work-related injuries incurred by me during my employment by the Company; (iii) have been properly provided any leave of absence because of my or a family member’s health condition or military deployment, and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) have provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released person or entity; and (v) have not filed any complaints, claims, or actions against the Company or any released person or entity.

REVOCATION

I understand that if I sign this release, I can change my mind and revoke it within seven days after signing it by returning it with written revocation notice to Darrel Jackson, Associate General Counsel, Avnet, Inc., 2211 S. 47th Street, Phoenix, Arizona, 85034.  I understand that the release and waiver set forth in the first paragraph above will not be effective until after this seven-day period has expired, and I will receive no benefits until after the release is effective.  If the revocation day expires on a weekend or holiday, I understand I have until the end of the next business day to revoke.

BINDING AGREEMENT AND PROMISE NOT TO SUE

I understand that following the seven-day revocation period, this release will be final and binding. I promise that I will not pursue any claim that I have settled by this release. If I break this promise, I agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims except this promise not to sue does not apply to claims that I may have under the Older

2

Worker Benefit Protection Act (OWBPA) and the ADEA.  Although I am releasing claims that I may have under the OWBPA and the ADEA, I understand that I may challenge the knowing and voluntary nature of this release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws. I understand, however, that if I pursue a claim against the Company under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by me in the court proceeding.  A reduction never can exceed the amount I recover, or the consideration I received for signing this release, whichever is less.  I also recognize that the Company may be entitled to recover costs and attorneys fees incurred by the Company as specifically authorized under applicable law.

COMPANY PROPERTY; CONFIDENTIALITY; GENERAL PROVISIONS

I agree to return all confidential information, computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which were or are the property of the Company.  I further agree not to retain any copies of any such property in my possession or under my control.  I also agree to retain in confidence any confidential information known to me concerning the Company until such information is publicly available.  I  further agree to maintain the confidentiality of this release and will not disclose in any fashion this release, the reasons for my departure from the Company, events that occurred during my employment, the amount of the benefits I receive, and/or the substance or content of discussions involved in this release to any person other than my attorneys, accountants, and tax advisors as required by appropriate taxing authorities, or otherwise as required by law.

The validity of this release shall be construed under the law of the state in which I last worked for the Company.  The Plan and this release constitute the complete and total agreement between the Company and me with respect to issues addressed in this release, except this release shall not in any way affect, modify, or nullify any prior agreement I have entered into with the Company regarding confidentiality, trade secrets, inventions, or unfair competition.  I represent that I am not relying on any other agreements or oral representations not fully expressed in this document. I agree that this release shall not be modified, altered, or discharged except by written instrument signed by an authorized Company representative and me.  The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this release. I further agree that this document may be used as evidence in a subsequent proceeding in which the Company or I allege a breach of this release or as a complete defense to any lawsuit. Other than this exception, I agree that this release will not be introduced as evidence in any administrative proceeding or in any lawsuit. I agree that should any part of this release be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this release.

EXCEPTIONS AND NO INTERFERENCE WITH RIGHTS

This release does not apply to (i) any claims that may arise after I sign this release, (ii) vested rights under the Company’s ERISA-covered employee benefit plans, and (iii) any claims that may not be released by private agreement.  Moreover, nothing in this release (including my release of claims, promise not to sue, confidentiality obligation, and return of property obligation) prevents me from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission,  the National Labor Relations Board, the US Securities and Exchange Commission, or any other federal, state or local agency that enforces laws applicable to the Company.  Further,  this release does not prevent me from exercising my rights under Section 7 of the NLRA to engage in joint activity with other employees.  However, by signing this release, I am waiving my right to individual relief, including relief sought on my behalf by any third party, except where such a waiver is prohibited.

I have read and understand the General Release set forth above. I accept the consideration stated above and agree to be bound by the terms of this General Release.
Dated:	Signature:		Name Printed:_________________________
Employee
Employee ID:__________________________

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APPENDIX B

Sample Restrictive Covenants

The Executive acknowledges and recognizes (i) his possession of Confidential Information (as defined in Section (b), below), (ii) the highly competitive nature of the business of the Company and its affiliates and subsidiaries, which is worldwide in scope, and (iii) that reasonable restrictions on the Executive’s future business endeavors and the Executive’s ability to disclose Confidential Information are necessary to protect valuable client and customer relationships of the Company.  Accordingly, in consideration for the benefits received under the Executive Severance Plan (effective August 10th, 2017) (the “Plan”), the Executive agrees to the restrictions set forth herein.  Any terms used but not defined herein shall have the meanings ascribed to them in the Plan.

a. Non-Competition.  The Executive agrees that for the duration of the Severance Period, he shall not, either individually or as an officer, director, stockholder, member, partner, agent, employee, consultant, principal, or committee-member of another business firm or sole proprietorship, (i) engage in, or be connected in any manner with, any business operating anywhere in the world that is in direct or indirect competition with any active business of the Company or any of its affiliates or subsidiaries, or any planned business of the Company or any of its affiliates or subsidiaries of which the Executive is aware (each a “Competitive Business”); (ii) be employed by an entity or person that controls a Competitive Business; or (iii) directly or indirectly solicit any customer or client of the Company or any of its affiliates or subsidiaries; provided, however, that the restrictions set forth in this Section (a) shall not prohibit the Executive from being a passive shareholder of a public company if the Executive owns less than one percent (1%) of such company.

b. Confidential Information.  The Executive agrees that he shall not, at any time, disclose to another, or use for any purpose, any Confidential Information.  For purposes of this agreement, Confidential Information includes all trade secrets and confidential information of the Company and its affiliates and subsidiaries including, but not limited to, the Company’s unique business methods, processes, operating techniques and “know-how” (all of which have been developed by the Company or its affiliates and subsidiaries through substantial effort and investment), profit and loss results, market and supplier strategies, customer identity and needs, information pertaining to employee effectiveness and compensation, inventory strategy, product costs, gross margins, and other information relating to the affairs of the Company and its affiliates and subsidiaries that the Executive shall have acquired during his employment with the Company.

c. Non-Solicitation of Employees.  The Executive agrees that he shall not, for three (3) years from the date hereof, directly or indirectly solicit or induce any of the employees of the Company or any of its affiliates or subsidiaries to terminate employment with their employer.

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